      As Filed with the Securities and Exchange Commission on May 10, 1996

                                                            File No. 333-2822
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

          California                                       95-3977501
 (State or Other Jurisdiction of                          (IRS Employer
 Incorporation or Organization)                         Identification No.)

                        15260 Ventura Blvd., Suite 2200
                         Sherman Oaks, California 91403
                                 (818) 905-0950
              (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)

                         EDWARD M. KRAKAUER, PRESIDENT
                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                        15260 Ventura Blvd., Suite 2200
                         Sherman Oaks, California 91403
                                 (818) 905-0950
       (Name, Address, including Zip Code, and telephone number, including area code, of Registrant's Agent of Service of Process)

                                   Copies to:

                           SAMUEL H. GRUENBAUM, ESQ.
                          COX, CASTLE & NICHOLSON, LLP
                       2049 Century Park East, 28th Floor
                         Los Angeles, California 90067
                                 (310) 284-2221

      APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLAN:
    As soon as practicable after this Registration Statement becomes effective.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:[]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


                                         Proposed Maximum  Proposed Maximum     Amount of
  Title of Securities     Amount to be     Offering Price  Aggregate Offering  Registration
  to be Registered         Registered      per share(1)        Price               Fee
 ------------------------  -----------   ---------------    ----------------    ----------
   Common Stock, $0.001
   par value               1,405,299          $1.3125       $1,844,458           $636

- -------------------
(1) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).


 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




============================================================================

                          PROSPECTUS DATED MAY __, 1996





                                1,405,299 SHARES
                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                                  Common Stock
                              ($0.001 Par Value)

                              -------------------


 This Prospectus relates to an aggregate of 1,405,299 shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of Voice Powered Technology International, Inc. (the "Company"), of which 1,371,966 may be offered from time to time by Flextronics (Malaysia) SDN. BHD ("Flextronics"), and 33,333 may be offered from time to time by Myron Hitchcock, a director of the Company (collectively, the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales. The Company has been advised that the Selling Shareholders expect to offer the shares in the over-the-counter market on the NASDAQ Small Cap System, through negotiated transactions or otherwise, or in private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at prices otherwise negotiated. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. All expenses incurred in connection with the registration of the shares will be paid by the Company.
All underwriting discounts, selling commissions and stock transfer taxes, if any, will be borne by the Selling Shareholders. See "Plan of Distribution."


                           _________________________



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           _________________________


                    FOR INFORMATION REGARDING CERTAIN RISKS
                  RELATING TO THE COMPANY, SEE "RISK FACTORS"

                           _________________________


 The Common Stock of Voice Powered Technology International, Inc. is traded on NASDAQ (NASDAQ Symbol: VPTI). On May 7, 1996, the last sale price of the Company's Common Stock on NASDAQ was $1.3125.

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such materials can also be inspected at the public reference facilities of the National Association of Securities Dealers maintained at 1735 K Street, Washington, D.C. 20006.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.


                      DOCUMENTS INCORPORATED BY REFERENCE


         The following documents heretofore filed by the Company under the Securities Act and the Exchange Act with the Commission are incorporated herein by reference.

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995;

         2.      The Company's Current Report on Form 8-K, dated March 15,
                 1996;

         3. The Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1995; and

         4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 20, 1992.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Shareholders which is not deemed to be filed under said provisions. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing





                                       2.

in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Mr. Mitchell B. Rubin, Chief Financial Officer, Voice Powered Technology International, Inc., 15260 Ventura Boulevard, Suite 2200, Sherman Oaks, California 91403; telephone (818) 905-0950.


                                  THE COMPANY


         Voice Powered Technology International, Inc. (the "Company"), incorporated in California in June 1985, began active operations in January 1990. The Company was formed to develop, market, and distribute low-cost voice recognition products on a world-wide basis, both directly and through licensing agreements. From January 1990 until July 1992, the Company operated as a development stage enterprise.

         The Company's voice-recognition VoiceLogic(TM) technology (the "Technology") is now fully developed and in wide-scale commercial use in proprietary consumer-oriented products. The Company intends to expand the types of commercial products which use the Technology. The Company is also actively pursuing distribution, licensing, and other arrangements for the manufacture, use, and sale of its Technology in numerous consumer, business, and electronic products in the United States and many parts of the world. The core Technology can be used in a large variety of products with only limited adjustments to the application software for adaptation to the specific product. The core Technology can also be adapted easily for use in virtually any spoken language in the world, thus enabling it to be used in virtually any country in the world.

         The Company's VoiceLogic Technology consists of a combination of exclusive rights developed and acquired by the Company for advanced low-cost voice recognition technology called VoiceLogic(TM), which can operate on penlight or nicad batteries. This Technology permits utilization of the human voice as a replacement for manual controls, such as buttons, switches, and dials in activating and controlling everyday consumer and business products.


                                  RISK FACTORS


         INVESTMENT IN THE COMPANY INVOLVES A SUBSTANTIAL DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING:

         1. Limited History. The Company has been selling the IQ.VOICE Programmer since July 1992; the IQ.VOICE Organizer since October 1993; the IQ.VOICE Tell-It Phone, on a limited basis, since October 1994; and the IQ.VOICE MessagePad and a low cost IQ.VOICE Organizer since August 1995. The Company's other products are in various stages of development, some of which are being pursued under joint development agreements with electronics and other companies. These products will be completed and readied for marketing and distribution in 1996. While the Company is pleased about the progress and status of its products which are presently in development, the fact remains that such products are in the development stage and may not be completed, or, if completed, may not necessarily be commercially saleable. The Company's operations are subject to all of the risks inherent in the establishment of a new business enterprise, such as the difficulties of introducing new products with new technology, market acceptance of such products, technological changes, lack of patent protection and the need to set up and arrange adequate product development, manufacturing, sales and marketing and administrative





                                       3.

organizations. As of December 31, 1995, the Company has discontinued manufacturing the IQ.VOICE Programmer and IQ.VOICE MessagePad.

         2. Operating Losses. The Company did not begin current operations until January 1990, has a limited operating history and has incurred losses and continues to incur losses. The Company has incurred net losses from operations from inception to December 31, 1994, of $18,561,000. For the year ended December 31, 1995, the Company recorded a net loss of $2,819,000. The loss was in part attributable to price reduction and price protection programs implemented by the Company due to excess retail inventory levels of the Company's products and lower than expected demand for the Company's products, one of which, the IQ.VOICE MessagePad, has been discontinued. The Company is dependent upon increased market acceptance of its existing products and future products in order to perform profitably; no assurance is given that such will occur. Also, additional losses may be incurred in the future as the Company completes its development and introductory marketing efforts for other products. At December 31, 1995, the Company had working capital and tangible net worth of approximately $1,486,000 and $2,200,000, respectively; after giving effect to the issuance of the 1,371,966 shares of Common Stock to Flextronics in partial satisfaction of the amounts owing to it, the Company's pro-forma working capital and tangible net worth as of December 31, 1995 amount to $3,440,000 and $4,150,000, respectively.

         3. Past Sales and Issuances of Stock to Provide Needed Funding. In prior years (most recently 1993), the Company sold substantial amounts of its Common Stock and warrants to purchase its Common Stock in private transactions in order to meet immediate and substantial needs for capital to fund product research, development, and marketing, as well as on-going operations. The Company's need for funds to sustain on-going business activity can change relatively quickly because one, the Company does not yet have a broad line of products and therefore an unforeseen decline in retail sales of its products can result in an immediate and significant drop in its revenues, and two, the Company has only limited alternatives for financing sources -- its line of credit, which is subject to a number of limitations and restrictions, and possibly the sale of stock or other securities (although no arrangements presently exist with respect thereto). In some cases in the past, sales of the Company's Common Stock and warrants to provide funds needed to sustain on-going operations were made at prices below then-current market trading prices. Since then, the Company's funding needs have been met by funds from on-going operations and the Company's line of credit with commercial lenders.

         Additionally, in February 1996, the Company entered into the agreement with Flextronics for termination of the manufacturing agreement and pay off of the balances owing to Flextronics, and in connection therewith issued the 1,371,966 shares covered by this Prospectus at a valuation of $1,955,052, or approximately $1.43 per share, representing the ten trading day average price of the Company's Common Stock on the NASDAQ Small Cap System for the period ended March 6, 1996. There can be no assurance that the Company will not find it necessary to sell or otherwise issue shares of its Common Stock in the future under similar or different circumstances in order to provide needed funding, nor can there be any assurance that the Company will be able to do so should it find it necessary in the future.

         4. Need for Additional Financing. The Company has spent, and will continue to spend, substantial amounts of money to develop and market its products, as well as to fund on-going operations. It is not possible to predict whether existing funds and cash flows from current sales of products and its working capital line of credit will satisfy the Company's cash requirements in the ordinary course of business for the next twelve months. No assurance can be given as to the amount of future sales, if any, of the Company's products, or whether and when additional working capital may be required.

         The amount of cash the Company will need by mid-1996 and in the ensuing twelve months will be dependent on whether the Company meets internally projected sales levels for its products, liquidation targets for inventories of product models which the Company does not intend to continue marketing (i.e., primarily the VOICE MessagePad and VOICE Programmer). Should such assumptions not be substantially realized, the Company could find itself with insufficient funds to sustain its on-going needs, which in turn would require the Company to seek other financing through the sale of its securities





                                       4.

or otherwise, although no arrangements or agreements therefor presently exist. The above does not take into account any amount for extraordinary research, development, or other projects or opportunities which the Company may pursue if such are presented to it. Should the Company be presented with such opportunities, the Company would need to seek financing through the sale of securities or otherwise, although no arrangements or agreements therefor presently exist. As a relatively young technology and consumer product-based Company with certain unique proprietary rights, it is not possible to predict the level of acceptance of the Company's products in the marketplace or the opportunities which may arise.

         5. Major Creditors, Consequences of Failure to Meet Obligations. As of December 31, 1995, the Company's two largest creditors were Flextronics, to which the Company owed approximately $3,239,000 for product received, and the bank with which the Company has its line of credit, to which the Company owed approximately $3,265,000. The various terms and agreements relating to the Company's indebtedness to such parties require the Company to meet scheduled obligations, and to maintain various financial ratios and comply with various covenants. However, due to slower than expected retail sales of the Company's products, the Company has not met the scheduled payments to Flextronics. The Company and Flextronics are engaged in discussions and negotiations with respect thereto; however, no agreement has as yet been reached, nor can assurance be given that an agreement will be reached. If an agreement is not reached and Flextronics seeks to enforce its rights as a creditor, such could have a materially adverse effect on the Company.

         6. Risks of New Product and Technology. The manufacturing and marketing of the Company's products, which involve new products incorporating new technology, has inherent risk. No one can be sure how each product will operate over time and under various conditions of actual use. Even if the Company's products are successfully developed, manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure, excess product returns or failure of the products to meet expectations could prevent the Company from becoming profitable. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished. In the opinion of management, the products, as designed, have many positive attributes, but such attributes must be balanced against unknown technological difficulties.

         7. Uncertainty of Market Acceptance. While the Company believes that its products should offer advantages over traditional devices, there is no assurance that the Company's new products will attain significant market acceptance. Generally, market acceptance of a new technology requires substantial efforts to inform potential customers of the new technology's distinctive characteristics. This effort will be crucial in marketing the Company's products. However, marketing efforts involve substantial expenditures of funds, and the Company's ability to expend the desired funds will be impacted by the degree of success it realizes from future operations.

         8. Competition, Technological Change and New Products. The consumer electronics industry is highly competitive, however, the Company believes that it has a technological head start on its competition in adopting voice recognition technology for use in consumer products. The Company's products compete with those of various companies which currently market consumer and business oriented electronics products. Many of these competitors are larger, have greater and stronger financial resources, name recognition and reputation, and have more established channels of distribution and marketing capabilities than the Company. The Company believes that its products will compete effectively in the marketplace because of their voice-recognition uniqueness, low cost, and ease of use. The Company further believes that its existing know-how, present patent pending applications, existing copyrights, and potential future patents and copyrights, will be significant in enabling it to compete successfully. The Company's VoiceLogic Technology competes with other voice recognition technologies currently available, as well as others in development. Among the companies that have developed and are marketing these technologies, several are larger, have stronger financial resources, name recognition and marketing capabilities than the Company. The Company has recently become aware of two new voice recognition technologies that are capable of operating on an eight-bit microprocessor. These technologies are being offered in the form of chips for potential licensing applications. Neither technology is believed to be as cost effective as the Company's VoiceLogic Technology, nor is either believed to be as suitable for a wide variety of product applications. No assurance can be given that the Company will maintain this technological advantage in the future.

         9. Lack of Patents. The Company has filed several patent applications for its products, with one having been issued. No assurance can be given that any further patents will issue. The Company is the owner of certain copyrighted software used in its products, subject to royalty agreements with the inventor. The existence





                                       5.

of patents and copyrights may be important to the Company's future operations. In the absence of significant patent or copyright protection, competitors might imitate the Company's designs and approaches. The Company may find it advantageous, or may be required, to purchase additional licenses in the future.

         10. Manufacturing and Component Supply. The Company presently has agreements with two foreign contract manufacturers. It is likely that the Company will utilize a particular manufacturer as a sole source supplier for a particular model of the Company's product. Accordingly, the Company is subject to the risks inherent in dealing with a foreign entity, including government stability, regulations, tariffs, import and export restrictions, transportation and taxes, with respect to the production of each such manufacturer. In addition, the Company's products rely on certain components which are available only through a sole source of supply due to either specific technical requirements or customized software. Often, the Company has no agreement with such suppliers and interruption of the supply of these components could adversely affect the ability of the Company to manufacture its products until alternative suppliers and/or components are identified and incorporated in the Product.

         11. Dependency on Management. The Company has been and will be significantly dependent on Edward Krakauer, President, Chief Executive Officer, and Chairman of the Board of Directors, and the other executive officers of the Company for the continued development of the Company's products. The loss of the services of Mr. Krakauer or other executive officers could adversely affect the Company if other suitable replacements could not be found. The Company has employment contracts with all of its executive officers, which expire at various times during 1996, 1997 and 1998. The Company's future success could depend in part upon its continued ability to attract and retain highly qualified personnel.

         12. Potential Anti-Takeover Effect of Authorized Preferred Stock. The Company is authorized to issue 10,000,000 shares of $0.001 par value Preferred Stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of Preferred Stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. No Preferred Stock is currently outstanding.

         13. Lack of Dividends. The Company has not paid cash dividends on its Common Stock and does not anticipate paying any cash dividends for the foreseeable future. It is anticipated that future earnings, if any, from the Company's operations will be used to finance its growth.

         14. Outstanding Options and Warrants. As of December 31, 1995, the Company had outstanding options and warrants for the purchase of an aggregate of 2,942,378 shares of the Company's Common Stock. The holders of said options and warrants will have an opportunity to profit from the rise in the market price of the Company's Common Stock without assuming the risks of ownership. The existence of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options and warrants at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants.

         15. Volatility of Stock Price. Historically, the market prices for securities of emerging companies, including the Company's Common Stock, have been highly volatile. Future announcements concerning the Company or its competitors, including results of technological innovations, new commercial products, government regulations, proprietary rights or product or patent litigation, and results of operations, may have a significant impact on the market price of the Company's Common Stock.





                                       6.

                                USE OF PROCEEDS


         The Company will not receive any proceeds upon the sale of any of the shares of Common Stock by the Selling Shareholders.


                              SELLING SHAREHOLDERS


         Flextronics has manufactured the Company's VCR VOICE Programmer product since 1991, and the Company's IQ.VOICE Organizer since 1993, pursuant to a Manufacturing Agreement which expires on June 30, 1996. The Company and Flextronics entered into an agreement on February 23, 1996 (the "Termination Agreement") agreeing to terms under which the Company will pay off and wind down its relationship with Flextronics. Under the Termination Agreement, the Company will pay off the amounts owing over a period scheduled to end in October 1996, and has issued 1,371,966 shares of Common Stock which are covered by this Prospectus in satisfaction of $1,955,052 of the amounts so owing.

         Myron Hitchcock, a director of the Company, entered into an agreement with the Company on February 20, 1996, pursuant to which he conveyed to the Company the full ownership rights to the voice-recognition technology utilized by the Company; previously, the Company's rights relating to such in part grew out of license agreements with Mr. Hitchcock and others. The Company agreed to pay the sum of $100,000 and issued the 33,333 shares of its Common Stock which are covered by this Prospectus in consideration of the foregoing.

         The following table shows for the Selling Shareholders, (i) the number and percentage of Common Stock of the Company beneficially owned by them as of May 7, 1996, (ii) the number of shares covered by this Prospectus, and (iii) the percentage of ownership if all shares of Common Stock covered by this Prospectus were sold.

                                                                          Number of Shares       Percent of
          Selling                Number of Shares        Percent of       Covered by This       Class After
        Shareholder           Beneficially Owned(1)         Class          Prospectus             Offering
        -----------           ---------------------      -----------    ----------------        ------------

 Flextronics (Malaysia)             1,371,966               9.9%            1,371,966               0.0%
 SDN. BHD
 Myron Hitchcock                       45,554(1)            0.3%               33,333               0.3%

- -----------------------------


(1) Of this amount, 33,333 shares were issued to Mr. Hitchcock in connection with the acquisition of the voice-recognition technology rights as described elsewhere herein. The balance of 12,221 shares relate to 1994 and 1995 grants of stock options to Mr. Hitchcock for his service as a director of the Company.


         The address of the Selling Shareholders is 2241 Lundy Avenue, San Jose, California 95131, in the case of Flextronics; and 1013 Wranglers Trail, Pebble Beach, California 93953, in the case of Mr. Hitchcock.





                                       7.

                              PLAN OF DISTRIBUTION


         The shares may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by the Selling Shareholders.

         The Company will not receive any portion of the proceeds of the shares sold by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock covered by this Prospectus.


                                 LEGAL MATTERS


         The legality of the securities offered hereby will be passed upon for the Company by Cox, Castle & Nicholson, LLP, Los Angeles, California.


                                    EXPERTS


         The financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, incorporated herein by reference, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in its report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.





                                       8.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFER MADE HEREBY, AND IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY.  NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES,
BEING OFFERED PURSUANT TO THIS PROSPECTUS SHALL
UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF OFFER TO BUY THE SECURITIES
COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



              -------------------------


                    TABLE OF CONTENTS

                                                Page
AVAILABLE INFORMATION . . . . . . . . . . . .    2

DOCUMENTS INCORPORATED BY
    REFERENCE . . . . . . . . . . . . . . . .    2

THE COMPANY . . . . . . . . . . . . . . . . .    3

RISK FACTORS  . . . . . . . . . . . . . . . .    3

USE OF PROCEEDS . . . . . . . . . . . . . . .    7
 SELLING SHAREHOLDERS . . . . . . . . . . . .    7

PLAN OF DISTRIBUTION  . . . . . . . . . . . .    8

LEGAL MATTERS . . . . . . . . . . . . . . . .    8

EXPERTS . . . . . . . . . . . . . . . . . . .    8


                     VOICE POWERED
                      TECHNOLOGY
                    INTERNATIONAL,
                         INC.





                     COMMON STOCK


                     ------------
                      PROSPECTUS
                     ------------






                     MAY __, 1996




                             9.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The estimated expenses in connection with the offer and sale of the securities being registered, other than underwriting discounts and commissions, are estimated as follows. Such expenses will be paid by the Company.


         SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . .  $    636
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .     8,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . .     2,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,000
                                                                                -------
              Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 15,636


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Section 317 of the California Corporations Code allows a corporation to advance expenses incurred by an officer or director in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking to repay such amount if such person is not ultimately entitled to indemnification. In non-derivative actions, an officer or director is entitled to reimbursements for expenses, fines, judgments and settlements if such individual has acted in good faith and in a manner he or she believed to be in the best interests of the corporation and in the case of criminal proceedings, he or she had no reasonable cause to believe the conduct was unlawful. With regard to derivative actions (a suit brought on behalf of Registrant), such person is entitled to reimbursements for expenses if the officer or director acted in good faith, in a manner the officer or director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary and prudent person in like position would use in similar circumstances; provided, however, that no indemnification shall be made
(1) if the officer or director is found liable to the corporation, except as may be determined by the court in which the action is pending; (2) for amounts paid in settling an action without court approval; or (3) for amounts paid in defending such action which is terminated without court approval.

         If indemnification is authorized by Section 317, but not required, then it shall be determined by (i) a majority vote of the disinterested members of the board of directors, (ii) a majority vote of the disinterested shareholders, (iii) the court in which the action is pending, or (iv) if a quorum of independent directors is not available, by independent legal counsel in a written opinion. If the officer or director is successful in the defense of an action, Section 317 provides that such individual shall be entitled to indemnification. Finally, Section 317 authorizes a corporation to maintain officers' and directors' liability insurance.

         The Company's Articles of Incorporation limits directors' liability for monetary damages for breaches of the duty of care owed the Company to the fullest extent permitted by California law and also provides for the ability of Registrant to indemnify officers and directors beyond the limits of the applicable California statute.

ITEM 16.         EXHIBITS.


EXHIBIT NO.               EXHIBIT
*   5                     Opinion of Cox, Castle & Nicholson, LLP.
   23.1                   Consent of BDO Seidman, LLP.
   23.2                   Consent of Cox, Castle & Nicholson, LLP (see Exhibit 5).
*  24                     Power of Attorney as set forth on the signature pages II-3 and II-4.
- ----------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-2822) and incorporated herein by reference.


ITEM 17.         UNDERTAKINGS


         The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.


           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sherman Oaks, California, this 9th day of May 1996.


                                        VOICE POWERED TECHNOLOGY
                                        INTERNATIONAL, INC.


                                        By:        EDWARD M. KRAKAUER
                                             ---------------------------------
                                             Edward M. Krakauer, President
                                             and Chief Executive Officer


                               POWER OF ATTORNEY



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                                  Title                                          Date
- ---------                                  -----                                          ----
         EDWARD M. KRAKAUER          President, Chief Executive Officer,               May 9, 1996
- --------------------------------     Director
Edward M. Krakauer

                                      Vice President-Finance and Operations,
         MITCHELL B. RUBIN*           Chief Financial Officer (Chief Accounting       May 9, 1996
- --------------------------------      Officer), Secretary and Director
Mitchell B. Rubin

            MARK FRANKEL*             Vice President-Marketing, Director              May 9, 1996
- --------------------------------
Mark Frankel

         MYRON H. HITCHCOCK*          Director                                        May 9, 1996
- --------------------------------
Myron H. Hitchcock

           JACK D. STEELE*            Director                                        May 9, 1996
- --------------------------------
Jack D. Steele, Ph.D.

         ERNEST W. TOWNSEND*          Director                                        May 9, 1996
- --------------------------------
Ernest W. Townsend


*By:    EDWARD M. KRAKAUER
      --------------------------
      Edward M. Krakauer,
      Attorney-in-Fact




                               INDEX TO EXHIBITS

Exhibit No.     Description                                                                 Page
- ----------      -----------                                                                 ----
*   5           Opinion of Cox, Castle & Nicholson, LLP.

   23.1         Consent of BDO Seidman, LLP.

   23.2         Consent of Cox, Castle & Nicholson, LLP (included as part of Exhibit 5).

*  24           Power of Attorney as set forth on the signature pages II-3 and II-4.
- ----------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 333-2822) and incorporated herein by reference.